      As Filed with the Securities and Exchange Commission on June 2, 1995

                                                      Registration No. 33-_____
===============================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                         ------------------------------

                                    Form S-3
                             REGISTRATION STATEMENT
                                      Under
                           THE SECURITIES ACT OF 1933

                         ------------------------------

                              EMERSON ELECTRIC CO.
             (Exact name of registrant as specified in its charter)

                  MISSOURI                             43-0259330
     (State or other jurisdiction of                (I.R.S. Employer
     incorporation or organization)                Identification No.)

                           8000 West Florissant Avenue
                           St. Louis, Missouri  63136
                                  314-553-2000
               (Address, including zip code, and telephone number,
        including area code, of registrant's principal executive offices)

                                H. M. SMITH, Esq.
                Assistant General Counsel and Assistant Secretary
                              Emerson Electric Co.
                           8000 West Florissant Avenue
                            St. Louis, Missouri 63136
                                 (314) 553-2431
            (Name, address, including zip code, and telephone number,
                   including area code, of agent for service)

                         ------------------------------

                        Copies of all correspondence to:

             Don G. Lents, Esq.                  John R. Pomerance, Esq.
                 Bryan Cave                    Mintz, Levin, Cohn, Ferris,
          One Metropolitan Square                Glovsky and Popeo, P.C.
      211 North Broadway, Suite 3600               One Financial Center
         St. Louis, Missouri 63102            Boston, Massachusetts  02111
               (314) 259-2000                         (617) 542-6000

          APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO PUBLIC:
     FROM TIME TO TIME AFTER THIS REGISTRATION STATEMENT BECOMES EFFECTIVE.

    If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]

    If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]

                                       CALCULATION OF REGISTRATION FEE
============================================================================================================

 Title of each class of securities    Amount to be   Proposed maximum    Proposed maximum      Amount of
         to be registered              registered     offering price        aggregate       registration fee
                                                       per unit <F2>   offering price <F2>
- -----------------------------------  --------------  ----------------  -------------------  ----------------

Common Stock and Preferred Stock
  Purchase Rights <F1>               393,027 shares       $67.1875       $26,406,501.57          $9,106

============================================================================================================


<F1>     Preferred Stock Purchase Rights are attached to and trade with the common stock, par value $1.00, of the Registrant (the "Common Stock").  Value attributable to such Preferred Stock Purchase Rights, if any, is reflected in the market price of the Common Stock.

<F2>     Estimated solely for purposes of determining the registration fee pursuant to Rule 457(c), based upon the average of the high and low sales prices of Emerson Electric Co. Common Stock as reported on the New York Stock Exchange composite tape on May 30, 1995 which is $67.1875.


                         ------------------------------

    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

- -------------------------------------------------------------------------------
INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR
TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.
- -------------------------------------------------------------------------------
                    SUBJECT TO COMPLETION, DATED JUNE 2, 1995

PRELIMINARY PROSPECTUS

                                 393,027 Shares

                              EMERSON ELECTRIC CO.

                                  Common Stock

                         ------------------------------

    This Prospectus relates to 393,027 shares (the "Shares") of common stock, par value $1.00 per share (the "Common Stock"), of Emerson Electric Co, a Missouri corporation (the "Company"). The Shares are held by the former shareholders (collectively, the "Selling Shareholders") of Intellution, Inc., a Massachusetts corporation ("Intellution"). See "Selling Shareholders."

    The Company will not receive any proceeds from the sale of Shares by the Selling Shareholders. All expenses incurred in connection with this offering are being borne by the Company, other than any commissions or discounts paid or allowed by the Selling Shareholders to underwriters, dealers, brokers or agents.

    The Selling Shareholders have not advised the Company of any specific plans for the distribution of the Shares. The Shares may be sold from time to time in transactions (which may include block transactions) on the New York Stock Exchange or the Chicago Stock Exchange at the market prices then prevailing. Sales of the Shares may also be made through negotiated transactions or otherwise. The Selling Shareholders and the brokers and dealers through which the sales of the Shares may be made may be deemed to be "underwriters" within the meaning set forth in the Securities Act of 1933, as amended, and their commissions and discounts and other compensation may be regarded as underwriters' compensation. See "Plan of Distribution."

    The Common Stock is listed on the New York Stock Exchange or the Chicago Stock Exchange under the symbol "EMR." The last reported sale price of the Common Stock as reported on the New York Stock Exchange composite tape on June __, 1995, was $______ per share.

                         ------------------------------
THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.
                         ------------------------------

                 The date of this Prospectus is June ___, 1995.

                              AVAILABLE INFORMATION

    The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and, in accordance therewith, files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). These reports, proxy statements and other information can be inspected and copied at the public reference facilities maintained by the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549 and at the Commission's regional offices located at Seven World Trade Center, Suite 1300, New York, New York 10048 and 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of such materials can also be obtained from the Public Reference Section of the Commission, 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. In addition, copies are available for inspection at the New York Stock Exchange, 20 Broad Street, New York, New York 10005, and the Chicago Stock Exchange, at 440 South LaSalle Street, Chicago, Illinois 60605.

    The Company has filed with the Commission a Registration Statement on Form S-3 (the "Registration Statement") under the Securities Act of 1933, as amended (the "Securities Act"), with respect to shares of Common Stock offered hereby. This Prospectus does not contain all of the information set forth in the Registration Statement or the exhibits thereto. As permitted by the rules and regulations of the Commission, this Prospectus omits certain information contained or incorporated by reference in the Registration Statement. Statements contained in this Prospectus as to the contents of any contract or other document filed or incorporated by reference as an exhibit to the Registration Statement are not necessarily complete, and in each instance reference is made to the copy of such contract or other document filed as an exhibit to the Registration Statement. For further information, reference is hereby made to the Registration Statement and exhibits thereto, copies of which may be inspected at the offices of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549 or obtained from the Commission at the same address at prescribed rates.


                 INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

    The following documents filed by the Company with the Commission pursuant to the Exchange Act are incorporated herein by reference:

    1. Annual Report on Form 10-K for the fiscal year ended September 30, 1994 filed pursuant to Section 13(a) of the Exchange Act.

    2. Quarterly Reports on Form 10-Q for the quarters ended December 31, 1994 and March 31, 1995 filed pursuant to Section 13(a) of the Exchange Act.

    3. The description of Common Stock which is contained in the Company's Registration Statement on Form 10 filed under the Exchange Act, as amended under cover of Form 8 on January 19, 1981, and amendments to the Restated Articles of Incorporation described and set forth in the Proxy Statement dated December 19, 1985.

    4. The description of the Company's Preferred Share Purchase Rights Plan which is contained in the Company's Registration Statement on Form 8-A filed under the Exchange Act, as amended under cover of Form 8 on November 3, 1988.

    All documents filed by the Company with the Commission pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date hereof shall hereby be deemed to be incorporated by reference into this Prospectus and to be a part hereof from the date of filing of such documents. See "Available Information." Any statement contained herein or in a document incorporated or deemed to be incorporated herein by reference shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document incorporated or deemed to be incorporated herein by reference, which statement is also incorporated herein by reference, modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

    This Prospectus incorporates documents by reference which are not presented herein or delivered herewith. Copies of these documents (excluding exhibits unless such exhibits are specifically incorporated by reference into the information incorporated herein) will be provided by first class mail without charge to each person to whom this Prospectus is delivered, upon written or oral request by such person to Emerson Electric Co., 8000 West Florissant Avenue, St. Louis, Missouri 63136, Attention: H. M. Smith, Esq., Assistant General Counsel and Assistant Secretary (telephone: (314) 553-2431).

    No person has been authorized in connection with this offering to give any information or to make any representation not contained or incorporated by reference in this Prospectus and, if given or made, such information or representation must not be relied upon as having been authorized by the Company, the Selling Shareholders or any other person. This Prospectus does not constitute an offer to sell, or a solicitation of an offer to purchase, any securities other than those to which it relates, nor does it constitute an offer to sell or a solicitation of an offer to purchase by any person in any jurisdiction in which it is unlawful for such person to make such an offer or solicitation. Neither the delivery of this Prospectus nor any sale made hereunder shall under any circumstances create any implication that the information contained herein is correct as of any time subsequent to the date hereof.


                                   THE COMPANY

    The Company was incorporated in Missouri in 1890. Originally engaged in the manufacture and sale of electric motors and fans prior to World War II and aircraft armament items during the war, the Company's product lines were subsequently expanded through internal growth and acquisitions. The Company is now engaged principally in the design, manufacture and sale of a broad range of electrical, electromechanical and electronic products and systems. The mailing address of Emerson's principal executive offices is 8000 West Florissant Avenue, St. Louis, Missouri 63136, telephone number (314) 553-2000.


                          DESCRIPTION OF CAPITAL STOCK

    The authorized capital stock of the Company consists of 400,000,000 shares of Common Stock, par value $1.00 per share, and 5,400,000 shares of preferred stock, par value $2.50 per share (the "Preferred Stock"). The following statements are brief summaries of certain provisions relating to the capital stock of the Company. Such summaries do not purport to be complete and are subject to, and qualified in their entirety by reference to the Company's Restated Articles of Incorporation (the "Articles") and By-laws and the

Preferred Share Purchase Rights Plan referred to herein, including the definition therein of certain terms, a copy of each of which is filed with the Commission. See "Available Information" and "Incorporation of Certain Information by Reference."


Common Stock

    Subject to the rights of any Preferred Stock which may be issued in the future, each holder of Common Stock on the applicable record date is entitled to receive such dividends as may be declared by the Board of Directors out of funds legally available therefor, and, in the event of liquidation, to share pro rata in any distribution of the Company's assets after payment of liabilities. Each holder of Common Stock is entitled to one vote per share on all matters presented to a vote of shareholders. Holders of Common Stock have no preemptive rights to purchase or subscribe for any stock or other securities of the Company. The outstanding Common Stock is, and the Shares offered hereby when sold and delivered will be, fully paid and non-assessable.


Preferred Stock

    The Board of Directors has the authority to issue the shares of Preferred Stock in one or more series and to fix, by resolution, the number of shares constituting any such series, the designations, preferences and relative, participating, optional or other special rights and qualifications, limitations or restrictions thereof, including the dividend rights, dividend rates, terms of redemption (including sinking fund provisions), redemption prices, conversion rights, amounts payable on liquidation and liquidation preferences of the shares constituting any series, without any further vote or action by the shareholders. Each holder of Preferred Stock will be entitled to one vote per share on all matters presented to a vote of shareholders. No shares of Preferred Stock are outstanding. Any shares of Preferred Stock so authorized and issued would have priority over Common Stock with respect to dividend and liquidation rights.

    At the November 1, 1988 Board of Directors meeting, 2,500,000 shares of Preferred Stock were designated by the Board of Directors as Series A Junior Participating Preferred Stock, par value $2.50 per share, in connection with the adoption at such meeting of the Preferred Share Purchase Rights Plan (described below), but no shares of Series A Junior Participating Preferred Stock have been issued to date.


Certain Effects of Authorized but Unissued Stock

    The authorized but unissued shares, as well as treasury shares, are available for future issuance without shareholder approval. These additional shares may be utilized for a variety of proper corporate purposes, including future public offerings to raise additional capital, to facilitate corporate acquisitions and for employee benefit plans.

    One of the effects of the existence of unissued and unreserved Preferred Stock and Common Stock may be to enable the Board of Directors to issue shares to persons friendly to current management which could render more difficult or discourage an attempt to obtain control of the Company by means of a merger, tender offer, proxy contest or otherwise, and thereby protect the continuity of the Company's management. Issuance of Preferred Stock might, under certain circumstances, deter the acquisition of the Company or its securities by a person concerned about the terms or effect of such Preferred Stock.


Classified Board of Directors

    The Company's Articles and By-Laws provide for a classified Board of Directors with three classes of directors. The members of each class are elected for terms of three years, and the terms of the members of one class expire at each annual meeting of shareholders.


Business Combination Provisions

    The Company's Articles require approval by the holders of at least 85% of the Company's outstanding voting stock for mergers and various other transactions ("Business Combinations") which involve a beneficial owner of 10% or more of the voting stock of the Company (an "Interested Person"), unless the transaction has been approved by a majority of certain directors (the "Continuing Directors") or certain "fair price" criteria and procedural requirements are satisfied. These provisions of the Articles may be amended only (1) by the vote of the holders of 85% or more of the voting stock of the Company, or (2) by the vote of the holders of a majority of the voting stock if the amendment has been approved and recommended by a majority of the Continuing Directors.

    A "Continuing Director" is any member of the Board of Directors who is not an affiliate, associate or nominee of or member of a group with the Interested Person and who either was a director before such Interested Person became an Interested Person or is designated as a Continuing Director by a majority of the then Continuing Directors.

    The fair price criteria require that, in the event of a Business Combination in which cash or other consideration would be paid to the Company's shareholders, (1) the consideration to be received by the shareholders be either cash or the same type of consideration used by the Interested Person to acquire the largest portion of its shares, and (2) the fair market value of such consideration to be received per share of capital stock be not less than the highest of the following: (a) the highest per share price paid by the Interested Person in acquiring any capital stock of the Company, plus an interest factor, (b) the highest preferential amount to which any outstanding shares of Preferred Stock are entitled in the event of liquidation or dissolution of the Company, or (c) the fair market value of such shares on the date on which the Business Combination is first publicly proposed or announced.

    The procedural requirements would not be satisfied if, after an Interested Person became an Interested Person, (1) the Company failed to pay any dividend on its Preferred Stock or reduced the annual rate of dividends paid on its Common Stock, unless approved by a majority of the Continuing Directors, (2) the Interested Person has become the beneficial owner of any additional shares of voting stock of the Company, or (3) the Interested Person receives the benefit of any financial assistance or tax advantage provided by the Company not shared proportionately by all shareholders. In addition, the proposed Business Combination would have to be described in a proxy or information statement which includes a statement of the position of the Continuing Directors with respect to the advisability of the proposed Business Combination.

Preferred Share Purchase Rights Plan

    In November, 1988, the Company's Board of Directors approved and implemented a Preferred Share Purchase Rights Plan (the "Rights Plan"), designed to assure that all of the Company's shareholders receive fair and equal treatment in the event of any proposed takeover and to guard against abusive takeover tactics. Pursuant to the Rights Plan, the Board of Directors declared a dividend distribution of one Preferred Share Purchase Right (a "Right") for each outstanding share of Common Stock as of the record date of November 14, 1988. Initially, the Rights are evidenced by Common Stock certificates and no separate Rights certificates exist. Until the Rights become separable as described below, a Right will accompany every share of Common Stock, whether initially issued or issued from the Company's treasury.

    The Rights would become exercisable and separate from Common Stock on the earlier to occur of (i) ten days following a public announcement that a person or group of affiliated or associated persons (an "Acquiring Person") has acquired 20% or more of the Company's outstanding shares of Common Stock, or
(ii) ten business days (or such later date as determined by the Board of Directors prior to such time as any person becomes an Acquiring Person) following the commencement of, or announcement of an intention to make, a tender offer or exchange offer, the consummation of which would result in the beneficial ownership by a person or group of 20% or more of the Company's outstanding shares of Common Stock. The 20% thresholds may be reduced to not less than 10%, or the highest percentage known by the Company to be owned by any person or group, by the Board of Directors.

    When exercisable, each Right would entitle the registered holder to purchase one one-hundredth of a share of Series A Junior Participating Preferred Stock, par value $2.50 per share, at an exercise price of $120 per one one-hundredth of a share, subject to certain adjustments. Each share of Series A Junior Participating Preferred Stock is entitled to one vote on all matters submitted to a vote of shareholders. The Company has reserved for issuance the number of shares of the Series A Junior Participating Preferred Stock issuable upon exercise of the Rights.

    If any person or group of affiliated or associated persons acquires 20% or more but less than 50% of Common Stock outstanding, each Right, except those held by such persons which have become void, may be exchanged by the Board of Directors for one share of Common Stock or one one-hundredth of a share of the Series A Junior Participating Preferred Stock, subject to certain adjustments.

    In the event that the Company is acquired in a merger or other business combination transaction or 50% or more of its consolidated assets or earning power is sold, proper provision will be made so that each holder of a Right will thereafter have the right to receive, upon the exercise thereof at the then current exercise price of the Right, that number of shares of Common Stock of the acquiring company which at the time of such transaction will have a market value of two times the exercise price of the Right.

    In the event that (i) any person becomes an Acquiring Person (unless such person first acquires 20% or more of the outstanding shares of Common Stock by a purchase pursuant to a tender offer for all of the shares of Common Stock for cash, which purchase increases such person's beneficial ownership to 80% or more of the outstanding shares of Common Stock) or (ii) during such time as there is an Acquiring Person, there shall be a reclassification of securities or a recapitalization or reorganization of the Company or other transaction or series of transactions involving the Company which has the effect of increasing by more than 1% the proportionate share of the outstanding shares of any class of equity securities of the Company or any of its subsidiaries beneficially owned by the Acquiring Person, proper provision shall be made so that each holder of a Right, other than Rights beneficially owned by the Acquiring Person (which will thereafter be void), will thereafter have the right to receive upon exercise that number of shares of Common Stock having a market value of two times the exercise price of the Right.

    The Rights can be redeemed, in whole but not in part, by the Board of Directors for one cent per Right (the "Redemption Price") at any time prior to the acquisition by a person or group of affiliated or associated persons of beneficial ownership of 20% or more of Common Stock. In addition, if a bidder who does not beneficially own more than 1% of the Common Stock (and who has not within the past year owned in excess of 1% of the Common Stock and, at a time he held such greater than 1% stake, disclosed, or caused the disclosure of, an intention which relates to or would result in the acquisition or influence of control of the Company) proposes to acquire all of the Common Stock (and all other shares of capital stock of the Company entitled to vote with the Common Stock in the election of directors or on mergers, consolidations, sales of all or substantially all of the Company's assets, liquidations, dissolutions or windings up) for cash at a price which a nationally recognized investment banker selected by such bidder states in writing is fair, and such bidder has obtained written financing commitments (or otherwise has financing) and complies with certain procedural requirements, then the Company, upon the request of such bidder, will hold a special shareholders meeting to vote on a resolution requesting the Board of Directors to accept the bidder's share proposal. If a majority vote in favor of such resolution, then for a period of 60 days after such meeting the Rights will be automatically redeemed at the Redemption Price immediately prior to the consummation of any tender offer for all of such shares at a price per share in cash equal to or greater than the price offered by such bidder; provided, however, that no redemption will be permitted or required after the acquisition by any person or group of affiliated or associated persons of beneficial ownership of 20% or more of the outstanding shares of Common Stock. Immediately upon any redemption of the Rights, the right to exercise the Rights will terminate and the only right of the holders of Rights will be to receive the Redemption Price. The Rights, which do not have voting privileges, expire on November 1, 1998, unless such date is extended or the Rights are earlier redeemed.

    The Rights have certain anti-takeover effects. The Rights could cause substantial dilution to a person or group that attempts to acquire the Company without conditioning the offer on redemption of the Rights or on substantially all of the Rights also being acquired. The Rights should not, however, interfere with any merger or other business combination approved by the Board of Directors since the Rights may be redeemed by the Company as described above.


Control Share Acquisition Statute

    The Missouri Control Share Acquisition Statute (R.S.Mo. Section 351.407) may have certain anti-takeover effects.


                              SELLING SHAREHOLDERS

    The Shares of Common Stock offered by this Prospectus were issued to the Selling Shareholders in connection with the merger of a wholly-owned subsidiary of the Company with and into Intellution, as a result of which Intellution became a wholly-owned subsidiary of the Company (the "Merger"). At the effective time of the Merger (the "Effective Time"), holders of shares of common stock, par value $0.05, of Intellution ("Intellution Shares") had the right to receive cash, if elected, subject to certain restrictions, and Shares. However, certain of the Shares issued to holders of Intellution Shares pursuant to the Merger are subject to restrictions on transfer and vesting (the "Restricted Shares") and/or an escrow arrangement (the "Escrow Shares"), as described in the footnotes to the table below.

    None of the Selling Shareholders is an affiliate of the Company and each Selling Shareholder owns beneficially less than one percent of the outstanding Common Stock. Unless otherwise indicated in the footnotes to the table below, prior to the Merger, the only relationship each Selling Shareholder had to Intellution was as a shareholder of Intellution. Except as otherwise indicated in the footnotes to the table below, each of the Selling Shareholders has sole voting and investment power with respect to the Shares. This information is based upon information provided by the Selling Shareholders.

    The following table sets forth certain information with respect to the Selling Shareholders as of the close of business on June __, 1995. Other persons who acquire Shares from the Selling Shareholders may also be identified as Selling Shareholders by means of an addendum or supplement to this Prospectus.


Name of Selling Shareholder  Shares Beneficially      Shares         Shares Beneficially
                             Owned Prior to Offering  Being Offered  Owned After Offering
- ---------------------------  -----------------------  -------------  --------------------
                             <C.

Stephen E. Rubin             [251,665]  <F1><F2><F3>         23,277    228,288  <F1>
Summit Ventures II, L.P.       176,019  <F3><F4>            166,889      9,130  <F3>
Summit Investors, L.P.
Tracy G. Rubin                 137,582  <F1><F5>             27,517    110,065  <F1>
Alpin C. Chisholm              131,304  <F3><F6><F7>         71,746     59,558  <F3><F6><F7>
Stephen E. Rubin 1995 GRAT      91,449  <F1>                 18,290     73,159  <F1>
Mary L. Reinhalter              32,700                       32,700          0
Susan Reinhalter Bouchard        8,313                        8,313          0
Fay Reinhalter Peterson          8,313                        8,313          0
Edmund and Mary Reinhalter
  Charitable Remainder
  UniTrust                       6,928                        6,928          0
Ann Reinhalter Perkins           5,542                        5,542          0
Ellen Reinhalter Shain           5,542                        5,542          0
Edmund J. Reinhalter             5,441  <F3><F8>              5,007        434  <F3><F8>
Matthew G. Rubin Trust           5,295  <F1>                  1,059      4,236  <F1>
Jessica A. Rubin Trust           5,295  <F1>                  1,059      4,236  <F1>
Gregory J. Rubin Trust           5,295  <F1>                  1,059      4,236  <F1>
Paul J. Vanslette               24,297  <F6><F9>              1,662     22,635  <F6><F9>
David W. Nelson                 11,128  <F6><F10>               831     10,297  <F6><F10>
Ellen Rubin O'Hearn              1,583                        1,583          0
James M. Welch                  20,471  <F6><F11>               553     19,918  <F6><F11>
Edward Fred Basch                1,041                        1,041          0
Bryan Thomas Welch
  1995 Minors Trust                615                          615          0

Cathryn Frances Welch
  1995 Minors Trust                615                          615          0
Jeffry Dennis Welch
  1995 Minor Trust                 615                          615          0
Evan G. Perkins Trust              554                          554          0
Hannah Margaret Perkins Trust      554                          554          0
Emily R. Peterson Trust            554                          554          0
Brian E. Peterson Trust            554                          554          0
James S. Hathaway                   55                           55          0

- ---------------

<F1>     The Restricted Shares held by Stephen E. Rubin, Tracy G. Rubin, the Matthew G. Rubin Trust, the
         Jessica A. Rubin Trust, the Gregory J. Rubin Trust and the Stephen E. Rubin 1995 GRAT (the "Rubin
         Group") will become unrestricted as follows:  80% are unrestricted; 2.50% will become unrestricted on each of the first four anniversaries of the Effective Time; and the remaining 10% will become unrestricted on the fifth anniversary of the Effective Time.  In addition, Mr. Rubin has agreed that, in the event of a forfeiture of these Restricted Shares under certain circumstances, he will return, or cause to be returned to Emerson a number of shares equal to three times the number of
         Shares so forfeited (subject to certain limitations).

<F2>     Prior to the Merger, Mr. Rubin was President, Chief Executive Officer and a director of Intellution.
         The number of Shares issued to Mr. Rubin has been reduced by [933,240] (the "Option Funding
         Shares").  Such shares will be issued to Mr. Rubin, subject to the same terms and conditions as the other Shares issued to Mr. Rubin, as and when any Restricted Shares or Emerson employee stock options issued in the Merger are forfeited, subject to certain priorities and conditions.

<F3>     A total of 26,956, 6,956, 434, 9,130 and 1 Escrow Shares issuable to Stephen E. Rubin, Alpin C.
         Chisholm, Edmund J. Reinhalter, Summit Ventures II, L.P. and Summit Investors L.P. respectively, are subject to cancellation for a period of one year or until the first anniversary of the Effective
         Time in the event of certain losses suffered by Emerson due to breaches of the representations, warranties, covenants or agreements made by them and Intellution in the related merger agreement.

<F4>     Prior to the Merger, Summit Ventures II, L.P. beneficially owned more than 5% of the Intellution
         Shares.   Stephen G. Woodsum, general partner of Stamps, Woodsum & Co., which is the general partner of Summit Partners II, L.P., which is in turn the general partner of Summit Ventures II Investors,
         L.P., was a director of Intellution prior to the Merger.  Mr. Woodsum is also a general partner of
         Summit Investors, L.P.

<F5>     Prior to the Merger, Ms. Rubin was a director of Intellution.

<F6>     The Restricted Shares held by certain senior management employees will become unrestricted as follows:  60% are unrestricted and 40% will become unrestricted on the third anniversary of the
         Effective Time.

<F7>     Includes [133] shares of Common Stock issuable upon the exercise of outstanding stock options exercisable within 60 days after [June 15, 1995].

<F8>     Prior to the Merger, Mr. Reinhalter was a director of Intellution.

<F9>     Includes [21,526] shares of Common Stock issuable upon the exercise of outstanding stock options exercisable within 60 days after [June 15, 1995].

<F10>    Includes [9,743] shares of Common Stock issuable upon the exercise of outstanding options exercisable within 60 days after [June 15, 1995].



<F11>    Includes [19,548] shares of Common Stock issuable upon the exercise of outstanding options exercisable within 60 days after [June 15, 1995].


                              PLAN OF DISTRIBUTION

    The Shares offered hereby may be sold by the Selling Shareholders or by donees, transferees or other successors in interest (collectively with the Selling Shareholders, the "Sellers") acting as principals for their own accounts. The Company will not receive any of the proceeds of this offering.

    The Sellers, directly or through brokers, dealers, underwriters, agents or market makers, may sell some or all of the Shares. The Shares may be sold from time to time in transactions (which may include block transactions) on the New York Stock Exchange or the Chicago Stock Exchange at the market prices then prevailing. Sales of Shares may also be made through negotiated transactions or otherwise. Any broker, dealer, underwriter, agent or market maker participating in a transaction involving the Shares may receive a commission from the Sellers. Usual and customary commissions may be paid by the Sellers. The broker, dealer, underwriter or market maker may agree to sell a specified number of the Shares at a stipulated price per Share and, to the extent that such person is unable to do so acting as an agent for the Sellers, to purchase as principal any of the Shares remaining unsold at a price per Share required to fulfill the person's commitment to the Sellers.

    A broker, dealer, underwriter or market maker who acquires the Shares from the Sellers as a principal for its own account may thereafter resell such Shares from time to time in transactions (which may involve block or cross transactions and which may also involve sales to or through another broker, dealer, underwriter, agent or market maker, including transactions of the nature described above) on the New York Stock Exchange or the Chicago Stock Exchange, in negotiated transactions or otherwise, at market prices prevailing at the time of the sale or at negotiated prices. In connection with such resales, the broker, dealer, underwriter, agent or market maker may pay commissions to or receive commissions from the purchasers of the Shares. The Sellers also may sell some or all of the Shares directly to purchasers without the assistance of a broker, dealer, underwriter, agent or market maker and without the payment of any commissions. Any commissions paid or any discounts or concessions allowed to any broker, dealer, underwriter, agent or market maker and, if any such broker, dealer, underwriter, agent or market maker purchases any of the Shares as principal, any profits received on the resale of such Shares, may be deemed to be underwriting commissions or discounts under the Securities Act.

    The Company is bearing all of the costs relating to the registration of the Shares (other than fees and expenses of counsel for the Selling Shareholders). Any commissions, discounts or other fees payable to a broker, dealer, underwriter, agent or market maker in connection with the sale of any of the Shares will be borne by the Selling Shareholders.

    Pursuant to the registration rights granted to the Selling Shareholders in connection with the Merger, the Company has agreed to indemnify the Selling Shareholders and any person who controls a Selling Shareholder against certain liabilities and expenses arising out of or based upon the information set forth or incorporated by reference in this Prospectus, and the Registration Statement of which this Prospectus is a part, including liabilities under the Securities Act.

                                  LEGAL MATTERS

    The legality of the shares of Common Stock offered hereby has been passed upon for the Company by H. M. Smith, Esq., Assistant General Counsel and Assistant Secretary of the Company. As of May 8, 1995, H. M. Smith, Esq. owned 1,317 shares of Common Stock and options to purchase 7,902 additional shares of Common Stock.


                                     EXPERTS

    The consolidated financial statements and related financial statement schedule of Emerson Electric Co. and subsidiaries as of September 30, 1994 and 1993, and for each of the years in the three-year period ended September 30, 1994, incorporated herein and in the Registration Statement by reference, have been incorporated herein in reliance upon the reports of KPMG Peat Marwick LLP, independent certified public accountants, incorporated herein by reference, and upon the authority of said firm as experts in accounting and auditing.

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS


Item 14.  Other Expenses of Issuance and Distribution

    The following table sets forth the expenses (other than underwriting discounts and commissions), which other than the SEC registration fee are estimates, payable by the Company in connection with the sale and distribution of the shares registered hereby*:

         SEC registration filing fee.......................  $ 9,106
         Accounting fees and expenses......................    3,700
         Legal fees and expenses...........................   20,000
         Miscellaneous expenses............................    2,194
                                                             ---------
             Total.........................................  $35,000**
                                                             =========
- ---------------

* The Selling Shareholders will pay any sales commissions or underwriting discount and fees and expenses of their counsel incurred in connection with their sale of shares registered hereunder.

** The expenses do not include expenses incurred by the Company in connection with the Merger.


Item 15.  Indemnification of Directors and Officers

    The Company is a Missouri Corporation. Section 351.355(1) of the Revised Statutes of Missouri provides that a corporation may indemnify a director, officer, employee or agent of the corporation in any action, suit or proceeding other than an action by or in the right of the corporation, against expenses (including attorneys' fees), judgments, fines and settlement amounts actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action, had no reasonable cause to believe his conduct was unlawful. Section 351.355(2) provides that the corporation may indemnify any such person in any action or suit by or in the right of the corporation against expenses (including attorneys' fees) and settlement amounts actually and reasonably incurred by him in connection with the defense or settlement of the action or suit if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, except that he may not be indemnified in respect of any matter in which he has been adjudged liable for negligence or misconduct in the performance of his duty to the corporation, unless authorized by the court. Section 351.355(3) provides that a corporation shall indemnify any such person against expenses (including attorneys' fees) actually and reasonably incurred by him in connection with the action, suit or proceeding if he has been successful in defense of such action, suit or proceeding and if such action, suit or proceeding is one for which the corporation may indemnify him under Section 351.355(1) or (2). Section 351.355(7) provides that a corporation shall have the power to give any further indemnity to any such person, in addition to the indemnity otherwise authorized under Section 351.355, provided such further indemnity is either (i) authorized, directed or provided for in the articles of incorporation of the corporation or any duly adopted amendment thereof or (ii) is authorized, directed or provided for in any bylaw or agreement of the corporation which has been adopted by a vote of the shareholders of the corporation, provided that no such indemnity shall indemnify any person from or on account of such person's conduct which was finally adjudged to have been knowingly fraudulent, deliberately dishonest or willful misconduct.

    At the Annual Meeting of Shareholders held on February 10, 1987, the shareholders adopted indemnification agreements with the directors of the Company and amendments to the bylaws of the Company which incorporate indemnity provisions permitted by Section 351.355(7) described above. The amended By-Laws provide that the Company will indemnify its directors and officers against all expenses (including attorneys' fees), judgments, fines and settlement amounts, paid or incurred in any action or proceeding, including any action by or on behalf of the Company, on account of their service as a director or officer of the Company, any subsidiary of the Company or any other company or enterprise when they are serving in such capacities at the request of the Company, excepting only cases where (i) the conduct of such person is adjudged to be knowingly fraudulent, deliberately dishonest or willful misconduct, (ii) a final court adjudication shall determine that such indemnification is not lawful, (iii) judgment is rendered against such person for an accounting of profits made from a purchase or sale of securities of the Company in violation of Section 16(b) of the Securities Exchange Act of 1934 or of any similar statutory law, or (iv) any remuneration paid to such person is adjudicated to have been paid in violation of law. Such person shall be indemnified only to the extent that the aggregate of loses to be indemnified exceeds the amount of such losses for which the director or officer is insured pursuant to any directors' or officers' liability insurance policy maintained by the Company.

    The Company maintains directors' and officers' liability insurance.

    The Selling Shareholders have agreed to indemnify the Company and its directors, officers and any person who controls the Company against certain liabilities and expenses arising out of or based upon the information set forth or incorporated by reference in this Prospectus, and the Registration Statement of which this Prospectus is a part, including liabilities under the Securities Act of 1933, as amended.


Item 16.  Exhibits

    Reference is made to the Exhibit Index.


Item 17.  Undertakings

    (a)  The undersigned registrant hereby undertakes:

         (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

                 (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

                 (ii) To reflect in the prospectus any facts or events arising after the effective date of this registration statement (or the most recent post-effective amendment hereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement;

                 (iii) To include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in this registration statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the registration statement is on Form S-3, Form S-8 or Form F-3, the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to Section 13 or
Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

         (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

    (b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

    (c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

    Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the County of St. Louis, State of Missouri, on June 2, 1995.

                                      EMERSON ELECTRIC CO.

                                      By:  /s/ W. J. GALVIN
                                           ------------------------------------
                                           W. J. Galvin
                                           Senior Vice President - Finance and
                                           Chief Financial Officer


                                POWER OF ATTORNEY

    Each person whose signature appears below hereby severally constitutes and appoints W. J. Galvin, W. W. Withers, C. W. Groennert and H. M. Smith, Esq., and each of them singly, his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement on Form S-3, and to file the same, with all exhibits thereto and other documents in connection therewith, with the Commission, granting unto said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or their substitutes may lawfully do or cause to be done by virtue hereof.

    Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons on behalf of the registrant and in the capacities and on the dates indicated.

          Signature                         Title                    Date
- ------------------------------  ------------------------------  ---------------

/s/ C.F. KNIGHT                 Chairman of the Board,           June 2, 1995
- ------------------------------  President and
C.F. Knight                     Chief Executive Officer

/s/ W.J. GALVIN                 Senior Vice President -          June 2, 1995
- ------------------------------  Finance and
W.J. Galvin                     Chief Financial Officer
                                (principal accounting officer)

/s/ L. L. BROWNING, JR.         Director                         June 2, 1995
- ------------------------------
L. L. Browning, Jr.

/s/ A. A. BUSCH, III            Director                         June 2, 1995
- ------------------------------
A. A. Busch, III

/s/ D. C. FARRELL               Director                         June 2, 1995
- ------------------------------
D. C. Farrell

/s/ J. A. FRATES                Director                         June 2, 1995
- ------------------------------
J. A. Frates

/s/ R. B. HORTON                Director                         June 2, 1995
- ------------------------------
R. B. Horton

/s/ G. A. LODGE                 Director                         June 2, 1995
- ------------------------------
G. A. Lodge

/s/ V. R. LOUCKS, JR.           Director                         June 2, 1995
- ------------------------------
V. R. Loucks, Jr.

/s/ R. B. LOYND                 Director                         June 2, 1995
- ------------------------------
R. B. Loynd

/s/ R. L. RIDGWAY               Director                         June 2, 1995
- ------------------------------
R. L. Ridgway

                                Director                         June 1, 1995
- ------------------------------
R. W. Staley

/s/ A. E. SUTER                 Director                         June 2, 1995
- ------------------------------
A. E. Suter

/s/ W. M. VAN CLEVE             Director                         June 2, 1995
- ------------------------------
W. M. Van Cleve

/s/ E. E. WHITACRE, JR.         Director                         June 2, 1995
- ------------------------------
E. E. Whitacre, Jr.

/s/ E. F. WILLIAMS, JR.         Director                         June 2, 1995
- ------------------------------
E. F. Williams, Jr.

/s/ F. T. WILSON                Director                         June 2, 1995
- ------------------------------
F. T. Wilson

                              EMERSON ELECTRIC CO.

                                  EXHIBIT INDEX

Exhibit
Number                                 Description
- -------  ----------------------------------------------------------------------

5.1 Opinion of H. M. Smith, Esq., Assistant General Counsel and Assistant Secretary

23.1     Consent of KPMG Peat Marwick, L.L.P.

23.2     Consent of H. M. Smith, Esq. (included in Exhibit 5.1)

24.1     Power of Attorney (included on signature page)